Press Release	Source: LitFunding Corp.

LitFunding Announces Binding Letter of Intent to Acquire Global Universal Film Group Ent. Inc.

Wednesday January 4, 12:51 pm ET

LAS VEGAS--(BUSINESS WIRE)--Jan. 4, 2006--LitFunding Corp. (OTCBB: LFDG - News) is pleased to announce that its wholly owned subsidiary, Silver Dollar Productions ("Silver Dollar"), has signed a binding letter of intent to acquire 100 percent of the issued and outstanding shares of Global Universal Film Group Ent. Inc. ("Global"), a privately held Nevada corporation.

Under the terms of the binding letter of intent, Silver Dollar will acquire Global through an acquisition, structured as a tax-free reorganization, whereby Global would be merged into Silver Dollar and the separate corporate existence of Silver Dollar will cease. Global, as the surviving entity, would then become a wholly owned subsidiary of LFDG.

In exchange for 100 percent of the issued and outstanding securities of Global, LFDG will issue the stockholders of Global approximately 1.5 million shares of a newly issued, convertible preferred stock. The shares of preferred stock shall be convertible into shares of LFDG common stock based upon certain terms and conditions on a 1-for-1 basis.

Concurrent with the closing of the merger, Global will enter into a management agreement with LFDG, whereby Global will pay LFDG a management fee of $200,000 to assist Global with its business development. LFDG will also supervise the potential "spin-off" of Global to the stockholders of LFDG, wherein LFDG's stockholders will receive 10 percent of the Global shares, and the existing stockholders of Global will receive 90 percent of the shares of Global upon conversion of LFDG's preferred stock. A promissory note for $50,000 of the management fee was paid concurrent with the signing of the letter of intent and when paid shall be non-refundable.

Pursuant to the terms of the management agreement, Global shall make the election to be spun off from LFDG within 12 months from the closing date, which election shall be made at the decision of a majority of the holders of the convertible preferred stock received in the merger. Global is required to provide LFDG with 45 days prior notice of its intention to be spun off from LFDG. If the election to be spun off is not made by Global during the 12-month period commencing on the closing date, then the shares of LFDG preferred stock shall automatically convert into shares of LFDG common stock.

The closing of the transaction is contingent upon execution of a definitive merger agreement, satisfactory due diligence on Global, the payment of the remaining balance of $150,000 of the management fee, the finalization of an audit on the financial statements of Global, and other customary conditions of a transaction of this nature. A copy of the letter of intent will be attached to a Form 8-K and will be available on the SEC's Web site (www.sec.gov).

"The acquisition of Global Universal Film Group Ent. is anticipated to afford us with an ability to diversify our holdings into a highly profitable industry, allowing us the opportunity to leverage our capital at high yields with reduced risk while building shareholder value," commented Morton Reed, CEO of LFDG.

About Global Universal Film Group Ent. Inc.

Global Universal Film Group Ent. Inc. is currently engaged in film and book development, film and book production, as well as co-production financing arrangements with various countries that have established a co-production treaty for entertainment projects.

Global's President Jackelyn Giroux has written and produced several films and a book by utilizing co-production monies through co-production treaty agreements between Canada, the United Kingdom,

France, Australia and Germany, and has recently entered an agreement with the Dominican Republic Film Commission to produce several films in 2006 with Canadian financing participation.

In addition, Global is presently negotiating to acquire two small film production companies that will provide Global with a library of novels and screenplays to be produced, as well as a film in post-production and another film slated to be filmed in the Dominican Republic.

"Global intends to build shareholder value by acquiring small film companies and independent film projects that have synergy with our production and financing resources," stated Giroux. "Our production team will work closely with other countries, not only because of financing relationships, but also because of subject matters we feel can cross over delivering a worldwide, universal message that has significant marketing appeal."

Global Universal Film Group Ent. Inc. can be reached at 818-439-6386.

About LitFunding Corp.

LFDG, through its wholly owned subsidiary LitFunding USA, remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. LitFunding is in the litigation funding business, concentrating on making advances to plaintiffs' attorneys, primarily in the areas of personal injury. A fee is earned by LitFunding when any lawsuits it funds are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid.

The statements in this press release regarding the Global Universal Film Group Ent. letter of intent, benefits of the acquisition of Global Universal Film Group Ent., the ability of LFDG to complete the acquisition, payment of the management fees, closing of the acquisition, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays and any other difficulties related to LFDG's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

LitFunding Corp., Las Vegas

Michelle DeMuth, 702-317-1610

Source: LitFunding Corp.